EXHIBIT 99.01



                 Cellegy Pharmaceuticals to Accelerate Filing of
                      New Drug Application for Anogesic(R)

SOUTH SAN FRANCISCO, CA, January 22, 2001 - Cellegy Pharmaceuticals, Inc. (Nasdaq: CLGY) announced today that it intends to file a New Drug Application
(NDA) with the U.S. Food and Drug Administration (FDA) requesting marketing approval of its product Anogesic(R) (nitroglycerin ointment) for the treatment of pain associated with chronic anal fissures. Cellegy intends to supplement the NDA by the end of this year, after completion of its on-going confirmatory phase III anal fissure pain study.

The  decision to file the NDA,  earlier  than  previously  announced,  follows a meeting with the FDA at which Cellegy re-reviewed the results of its initial Anogesic Phase III clinical trial completed in November 1999 and summary data from several trials conducted with nitroglycerin ointment by investigators around the world. The Company also presented expert reports and supportive data from the Australian regulatory package for RectogesicTM (nitroglycerin ointment), which was approved in 1999 by the Australian Therapeutic Goods Administration (TGA).

Cellegy Pharmaceuticals is a specialty biopharmaceutical company engaged in the development of prescription drugs and high performance skin care products. The Company currently has two prescription products undergoing Phase III clinical trials: Anogesic, for anal fissure pain and TostrexTM, a testosterone gel for male hypogonadism, a condition that can result in decreased energy and libido in men. Cellegy is also conducting Phase II clinical trials using Anogesic to treat hemorrhoids, a condition which afflicts over 9 million people in the U.S. alone. Additionally, the Company is conducting an expanded Phase I/II dose ranging trial for TostrelleTM, a testosterone gel for the treatment of sexual dysfunction in women.

This press release contains forward-looking statements. Many factors could cause actual results to differ materially from expectations outlined herein. Among, but not limited to, these are the outcomes of clinical trials for Anogesic and other Cellegy products and unexpected regulatory delays or other difficulties in obtaining marketing approvals for all products. The time period required for preparation of the NDA and filing with the FDA, the period of time for FDA review of the filing, the timing of completion of the current Phase III trial, the results of that trial, and the outcome of the FDA's review are all subject to significant contingencies and uncertainties. Submitting the NDA before completion of the phase III trial does not necessarily reduce the period of time during which the FDA reviews the filing and may have no effect on the regulatory review period; the FDA could decide, among other things, to wait to commence its review until the results of the current confirmatory trial are submitted. Subsequent to their review, there can be no assurances that the anticipated NDA filing for Anogesic will be approved by the FDA.